Exhibit 4.1

SECOND AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 15th day of August, 2005, by and between SILICON VALLEY BANK (“Bank”) and STRATEX NETWORKS, INC., a Delaware corporation (“Borrower”) whose address is 120 Rose Orchard Way, San Jose, CA 95134.

RECITALS

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of January 21, 2004, as amended by that certain Amendment No. 1 to Loan and Security Agreement by and between Bank and Borrower dated as of May 4, 2005 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make a certain revision to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend a certain provision of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendment to Loan Agreement.

2.1 Section 6.7 (Financial Covenants). Sub-letter (a) of Section 6.7 is amended in its entirety and replaced with the following:

(a) Tangible Net Worth. As measured at the last day of each fiscal quarter of Borrower, Tangible Net Worth of at least $60,000,000 plus (i) twenty-five percent (25%) of net income, as determined in accordance with GAAP (exclusive of losses), and (ii) fifty percent (50%) of any increases to net worth due to Subordinated Debt or net equity proceeds from either public or private offerings (exclusive of issuances of stock under Borrower’s employee benefit plans) for such quarters subsequent to December 31, 2004.

3. Limitation of Amendments.

3.1 The amendment set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately upon giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on January 21, 2004 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall become effective upon the due execution and delivery to Bank of this Amendment by each party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		STRATEX NETWORKS, INC.

By:	/s/ Ray Aguilar	By:	/s/ Carl A. Thomsen
Name:	Ray Aguilar	Name:	Carl A. Thomsen
Title:	Relationship Manager	Title:	Senior Vice President and Chief Financial Officer

		By:	/s/ Carol A. Goudey
		Name:	Carol A. Goudey
		Title:	Treasurer

EXHIBIT A

COMPLIANCE CERTIFICATE

To:	SILICON VALLEY BANK	Date:
3003 Tasman Drive
Santa Clara, CA 95054

From:	STRATEX NETWORKS, INC.

The undersigned Responsible Officer of Stratex Networks, Inc. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement dated January 21, 2004, between Borrower and Bank (as amended, the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned Responsible Officer certifies that Borrower (x) has complied with Section 6.4 of the Agreement with respect to payment of taxes of Borrower and its Subsidiaries and (y) does not have any legal actions pending or threatened against Borrower or any of its Subsidiaries which Borrower has not previously notified in writing to Bank pursuant to Section 6.2 of the Agreement. Attached are the required financial reports and calculation of financial covenants supporting the certification. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” or “Occurrences” columns.

Reporting Covenant	Required	Complies
A/R and A/P agings	Monthly within 30 days	YES / NO
Form 10-Q + CC	Quarterly within 5 days of filing with SEC	YES / NO
Form 10-K + CC	Annually within 5 days of filing with SEC	YES / NO

Occurrences*
IP Infringements	Prompt	YES / NO
Material Litigation	Prompt	YES / NO

FINANCIAL COVENANT	REQUIRED	ACTUAL	COMPLIES
Minimum Tangible Net Worth (Quarterly)	$60,000,000 plus (i) 25% of net income, as determined in accordance with GAAP (exclusive of losses) and (ii) 50% of any increases to net worth due to Subordinated Debt or net equity proceeds from either public or private offerings (exclusive of issuances of stock under Borrower’s employee benefit plan) for such quarters subsequent to December 31, 2004.	$	YES / NO

Minimum Liquidity Ratio (Monthly)	1.00:1.00	:1.00	YES / NO

(Quarterly)	1.25:1.00

*	If yes, attached is a summary of the Material Litigation or IP Infringements not previously disclosed by Borrower.

Sincerely,

STRATEX NETWORKS, INC.	BANK USE ONLY

By:	Received by:
Name:	Date:
Title:	Reviewed By:

Compliance Status: Yes / No